Exhibit 99.1

MARKEL REPORTS 2008 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, February 2, 2009 — Markel Corporation (NYSE: MKL) reported diluted net loss per share of $5.95 for the year ended December 31, 2008 compared to diluted net income per share of $40.64 for 2007. The 2008 combined ratio was 99% compared to 88% in 2007. Book value per common share outstanding decreased 16% to $222.20 at December 31, 2008 from $265.26 at December 31, 2007. Over the five-year period ended December 31, 2008, compound annual growth in book value per common share outstanding was 10%.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “At this time last year, it would have been almost impossible to predict the significant deterioration in general economic conditions and considerable dislocation of the global financial markets that we have experienced in 2008. Markel has not been immune to these difficult times, but we are pleased that we achieved an underwriting profit for the year despite $95 million of hurricane losses. We recognize that our obligation is to preserve and build Markel’s capital in any environment and we are taking the appropriate steps to do this in 2009.”

The following tables present selected financial data from 2008 and 2007.

	Year Ended December 31,
(in thousands, except per share amounts)	2008	2007
Net income (loss)	$(58,767)	$405,669

Comprehensive income (loss)	$(403,269)	$337,047

Weighted average diluted shares	9,876	9,981

Diluted net income (loss) per share	$(5.95)	$40.64

(in thousands, except per share amounts)	December 31, 2008	December 31, 2007
Book value per common share outstanding	$222.20	$265.26

Common shares outstanding	9,814	9,957

The 2008 diluted net loss per share was primarily due to net realized investment losses, which includes both losses from the sale of securities and write downs for other-than-temporary declines in the estimated fair value of investments.

Comprehensive loss for 2008 was $403.3 million compared to comprehensive income of $337.0 million in 2007. This unfavorable movement was primarily due to a more significant decline in net unrealized holding gains on investments during 2008 than in 2007 and to lower underwriting profits in 2008 compared to 2007.

	Combined Ratio Analysis
	Year Ended December 31,
	2008	2007
Excess and Surplus Lines	92%	82%
Specialty Admitted	106%	92%
London Insurance Market	104%	93%
Other	NM	NM

Consolidated	99%	88%

NM	- Ratio is not meaningful. Further discussion of Other underwriting loss follows.

The increase in the combined ratio was primarily the result of higher current accident year loss ratios across all segments in 2008 compared to 2007 due in part to $94.8 million, or 5 points, of underwriting loss related to Hurricanes Gustav and Ike (2008 Hurricanes). At September 30, 2008, we reported an underwriting loss of $115.1 million related to the 2008 Hurricanes. During the fourth quarter of 2008, the underwriting loss related to the 2008 Hurricanes decreased $20.3 million primarily due to lower losses than previously anticipated at the Markel Essex Excess and Surplus Lines and Markel International units. The combined ratio for 2008 included $163.5 million of favorable development on prior years’ loss reserves compared to $197.3 million in 2007.

The Excess and Surplus Lines segment’s combined ratio for the year ended December 31, 2008 was 92% (including 3 points of losses on the 2008 Hurricanes) compared to 82% in 2007. In addition to the effect of the 2008 Hurricanes, the combined ratio increased in 2008 due to a higher current accident year loss ratio and lower favorable development of prior years’ loss reserves than in 2007. The higher current accident year loss ratio in 2008 was primarily attributable to price deterioration across most of our product lines and increased claims costs.

The Excess and Surplus Lines segment’s 2008 combined ratio included $118.8 million of favorable development on prior years’ loss reserves compared to $154.0 million in 2007. The redundancies on prior years’ loss reserves experienced within the Excess and Surplus Lines segment during 2008 and 2007 were primarily on our professional liability programs at the Markel Shand Professional/Products Liability unit. The prior year loss reserve redundancies in 2008 have decreased from 2007 due to the softening of the insurance market, which has resulted in price deterioration within this segment in recent years. The loss reserve redundancies experienced in both 2008 and 2007 were partially offset by adverse loss reserve development at the Markel Re unit, which primarily resulted from higher than expected average claim frequency and severity on two general liability programs within the Specialized Markel Alternative Risk Transfer (SMART) division. In early 2008, we decided to close the Markel Re unit and transferred the excess and umbrella program, casualty facultative placements and public entity business previously written there to the Markel Brokered Excess and Surplus Lines unit.

The Specialty Admitted segment’s combined ratio for the year ended December 31, 2008 was 106% (including 5 points of losses on the 2008 Hurricanes) compared to 92% in 2007. The increase in the 2008 combined ratio was due to a higher current accident year loss ratio and a higher expense ratio compared to 2007. Aside from the impact of the storms, the higher current accident year loss ratio in 2008 was primarily attributable to a greater than expected incidence of high severity property losses at the Markel Specialty Program Insurance unit and to several large losses at the Markel Global Marine and Energy unit. The increase in the expense ratio for 2008 was primarily the result of lower earned premiums and higher policy acquisition costs compared to 2007. Incurred losses and loss adjustment expenses for the Specialty Admitted segment in 2008 included favorable development of prior years’ loss reserves of $16.2 million compared to $17.3 million in 2007. During the fourth quarter of 2008, we decided to close the Markel Global Marine and Energy unit and placed those programs into run off. Gross premium volume for the Markel Global Marine and Energy unit was $29.4 million in 2008.

The London Insurance Market segment’s combined ratio was 104% (including 8 points of losses on the 2008 Hurricanes) for the year ended December 31, 2008 compared to 93% in 2007. In addition to the effect of the 2008 Hurricanes, the increase in the combined ratio in 2008 was primarily the result of a higher current accident year loss ratio as compared to 2007. The higher current accident year loss ratio in 2008 was primarily due to price deterioration across all of the divisions at this unit and adverse loss experience on certain classes of business. This adverse experience was most notable within the Professional and Financial Risks division on the medical malpractice and construction professionals classes. The London Insurance Market segment’s combined ratio for 2008 included $58.3 million of favorable development on prior years’ loss reserves compared to $49.4 million in 2007. Redundancies on prior years’ loss reserves were experienced at each of Markel International’s divisions during 2008, most notably within the professional liability programs at the Professional and Financial Risks and Retail divisions. Actual incurred losses and loss adjustment expenses on reported claims at these divisions were less than we expected in our actuarial analyses, and as a result we reduced prior years’ loss reserves accordingly.

The Other segment produced an underwriting loss of $28.1 million for the year ended December 31, 2008 compared to an underwriting loss of $14.3 million in 2007. The underwriting loss in 2008 and 2007 was primarily a result of the completion of our annual review of asbestos and environmental exposures during the third quarters of 2008 and 2007. During these reviews, we noted higher than expected settlements on existing claims, which caused us to increase our estimate of ultimate loss reserves for asbestos and environmental exposures by $24.9 million and $34.0 million in 2008 and 2007, respectively. The underwriting loss related to asbestos and environmental reserve increases in 2007 was partially offset by favorable development of loss reserves in other discontinued lines of business.

	Premium Analysis Year Ended December 31, (dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2008	2007	2008	2007
Excess and Surplus Lines	$1,163,992	$1,316,691	$1,089,967	$1,154,773
Specialty Admitted	355,061	346,647	315,764	320,144
London Insurance Market	693,138	693,197	615,828	640,425
Other	593	2,404	625	1,952

Total	$2,212,784	$2,358,939	$2,022,184	$2,117,294

Gross written premiums for the year ended December 31, 2008 decreased 6% compared to 2007. The decrease was primarily the result of increased competition across many of our product lines and the decision to exit a number of alternative risk transfer programs previously underwritten by the Markel Re unit.

Net retention of gross premium volume was 89% for 2008 and 87% for 2007. Net retention of gross written premiums increased compared to 2007, which is consistent with our strategy to retain more of our profitable business.

Earned premiums for the year ended December 31, 2008 decreased 4% compared to 2007. The decrease in 2008 was primarily due to lower earned premiums in the Excess and Surplus Lines segment as a result of lower gross premium volume compared to 2007 and lower earned premiums in the London Insurance Market segment due to foreign currency exchange rate movements.

Net investment income for the year ended December 31, 2008 was $283.7 million compared to $306.5 million in 2007. During 2008, investment yields declined due in part to lower current yields on the portfolio as we increased our allocation to short-term investments and cash and cash equivalents compared to 2007. In addition to this change in investment allocation, short-term interest rates decreased during 2008. Net investment income in 2008 and 2007 included adverse changes in the fair value of our credit default swap of $13.7 million and $3.1 million, respectively.

Net realized investment losses for the year ended December 31, 2008 were $407.6 million compared to net realized investment gains of $59.5 million in 2007. Net realized investment gains (losses) include both gains (losses) from the sale of securities and losses from write downs for other-than-temporary declines in the estimated fair value of investments. Net realized investment gains (losses) included $339.2 million and $19.8 million of write downs for other-than-temporary declines in the estimated fair value of investments in 2008 and 2007, respectively. Net realized investment losses for 2008 included write downs for 52 equity securities, two nonredeemable preferred stocks and 15 fixed maturities. Approximately 23% of the write downs during 2008 were due to the determination that we no longer had the intent to hold these securities until they fully recovered in value as we began selling a portion of the securities in order to allocate capital to other securities with greater potential for long-term investment returns. The remainder of the write downs related to securities that had other indications of other-than-temporary impairment.

During the year ended December 31, 2008, pre-tax net unrealized investment gains decreased $507.5 million. The decrease in pre-tax net unrealized investment gains combined with net realized investment losses totaled $915.1 million for 2008. This aggregate unfavorable movement in the value of our investment portfolio during 2008 represented approximately 12% of our average invested assets for the year.

At December 31, 2008, invested assets decreased 11% to $6.9 billion from $7.8 billion at December 31, 2007. Equity securities and investments in affiliates were $1.2 billion, or 17% of invested assets, at December 31, 2008 compared to $1.9 billion, or 25% of invested assets, at December 31, 2007. Net unrealized holding gains on investments, net of taxes, were $58.7 million at December 31, 2008 compared to $388.5 million at December 31, 2007. At December 31, 2008, we held securities with gross unrealized losses of $241.3 million, or less than 4% of invested assets.

Interest expense for the year ended December 31, 2008 decreased to $47.4 million from $56.3 million in 2007, which was due to a decrease in average debt outstanding primarily as a result of the maturity of our 7.00% and 7.20% unsecured senior notes in May 2008 and August 2007, respectively.

The income tax benefit for the year ended December 31, 2008 was 64% of our loss before income taxes. The rate of tax benefit is higher than that obtained by applying the statutory rate of 35% to pre-tax losses due to the additional tax benefits associated with favorable permanent differences, principally tax-exempt investment income and foreign and other tax credits recognized during 2008. The effective tax rate was 29% for 2007. The effective tax rate for 2007 differs from the statutory tax rate of 35% primarily due to tax-exempt investment income.

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” and “Safe Harbor and Cautionary Statement” in our 2007 Annual Report on Form 10-K or are included in the items listed below:

•

our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	we are legally required in certain instances to offer terrorism insurance and have attempted to manage our exposure; however, if there is a covered terrorist attack, we could sustain material losses;

•	the impact of the events of September 11, 2001 will depend on the resolution of on-going insurance coverage litigation and arbitrations;

•

the frequency and severity of catastrophic events is unpredictable and may be exacerbated if, as many forecast, conditions in the ocean and atmosphere result in increased hurricane or other adverse weather-related activity;

•

changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves;

•	the costs and availability of reinsurance may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

economic conditions, volatility in interest and foreign exchange rates and concentration of investments can have a significant impact on the market value of fixed maturity and equity investments, as well as the carrying value of other assets and liabilities, and this impact is heightened by the current levels of market volatility;

•

we cannot predict the extent and duration of current economic and market disruptions; the effects of government interventions (including, among other things, the Troubled Asset Relief Program, the American International Group, Inc. takeover, the Administration’s economic stimulus package and potential regulatory changes) into the market to address these disruptions; and their combined impact on our industry, business and investment portfolio;

•

because of adverse conditions in the financial services industry, access to capital has generally become more difficult, which may adversely affect our ability to take advantage of business opportunities as they may arise;

•	our new business model may take longer to implement and cost more than we anticipate and may not achieve some or all of its objectives;

•	loss of services of any executive officers could impact our operations; and

•	adverse changes in our assigned financial strength or debt ratings could impact our ability to attract and retain business or obtain capital.

Our premium volume and underwriting and investment results have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Tuesday, February 3, 2009, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Friday, February 13, 2009, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, February 13, 2009.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$501,997	$519,202	$2,022,184	$2,117,294
Net investment income	62,973	70,971	283,738	306,458
Net realized investment gains (losses)	(207,347)	(5,226)	(407,594)	59,504

Total Operating Revenues	357,623	584,947	1,898,328	2,483,256

OPERATING EXPENSES
Losses and loss adjustment expenses	240,020	257,095	1,269,025	1,096,203
Underwriting, acquisition and insurance expenses	186,477	195,605	738,546	756,699
Amortization of intangible assets	1,144	950	4,383	2,145

Total Operating Expenses	427,641	453,650	2,011,954	1,855,047

Operating Income (Loss)	(70,018)	131,297	(113,626)	628,209
Interest expense	11,601	12,866	47,390	56,251

Income (Loss) Before Income Taxes	(81,619)	118,431	(161,016)	571,958
Income tax expense (benefit)	(48,909)	24,990	(102,249)	166,289

Net Income (Loss)	$(32,710)	$93,441	$(58,767)	$405,669

OTHER COMPREHENSIVE LOSS
Net unrealized losses on investments, net of taxes:
Net holding losses arising during the period	$(220,464)	$(19,608)	$(594,767)	$(33,638)
Less reclassification adjustments for net gains (losses) included in net income (loss)	134,315	4,763	264,898	(40,323)

Net unrealized losses	(86,149)	(14,845)	(329,869)	(73,961)
Currency translation adjustments, net of taxes	(4,513)	(576)	(7,893)	3,793
Change in net actuarial pension loss, net of taxes	(7,488)	606	(6,740)	1,546

Total Other Comprehensive Loss	(98,150)	(14,815)	(344,502)	(68,622)

Comprehensive Income (Loss)	$(130,860)	$78,626	$(403,269)	$337,047

NET INCOME (LOSS) PER SHARE
Basic	$(3.33)	$9.38	$(5.95)	$40.73
Diluted	$(3.33)	$9.36	$(5.95)	$40.64

Selected Data

(dollars and shares in thousands, except per share data)			December 31, 2008	December 31, 2007

Total investments and cash and cash equivalents			$6,908,456	$7,788,206
Reinsurance recoverable on paid and unpaid losses			1,098,748	1,151,224
Goodwill and intangible assets			344,031	344,911
Total assets			9,477,690	10,134,419
Unpaid losses and loss adjustment expenses			5,492,339	5,525,573
Unearned premiums			827,888	940,309
Senior long-term debt			688,509	680,698
Total shareholders’ equity			2,180,674	2,641,162
Book value per share			$222.20	$265.26
Common shares outstanding			9,814	9,957

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2008 and 2007

Segment Gross Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2008	2007	(dollars in thousands)	2008	2007
$ 254,961	$296,005	Excess and Surplus Lines	$1,163,992	$1,316,691
88,823	73,859	Specialty Admitted	355,061	346,647
121,319	131,014	London Insurance Market	693,138	693,197
120	542	Other	593	2,404

$ 465,223	$501,420	Consolidated	$2,212,784	$2,358,939

Segment Net Written Premiums
Quarter Ended December 31,			Year Ended December 31,
2008	2007	(dollars in thousands)	2008	2007
$ 228,910	$256,543	Excess and Surplus Lines	$1,028,816	$1,121,373
79,027	67,861	Specialty Admitted	321,109	322,461
117,799	109,287	London Insurance Market	617,946	601,976
472	371	Other	625	1,952

$ 426,208	$434,062	Consolidated	$1,968,496	$2,047,762

Segment Revenues
Quarter Ended December 31,			Year Ended December 31,
2008	2007	(dollars in thousands)	2008	2007
$ 263,111	$279,102	Excess and Surplus Lines	$1,089,967	$1,154,773
81,610	80,891	Specialty Admitted	315,764	320,144
156,806	158,838	London Insurance Market	615,828	640,425
(144,374)	65,745	Investing	(123,856)	365,962
470	371	Other	625	1,952

$ 357,623	$584,947	Consolidated	$1,898,328	$2,483,256

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income (Loss)
Quarter Ended December 31,			Year Ended December 31,
2008	2007	(dollars in thousands)	2008	2007
$ 59,230	$42,723	Excess and Surplus Lines	$88,162	$205,417
(2,405)	8,160	Specialty Admitted	(18,235)	26,887
23,144	14,132	London Insurance Market	(27,259)	46,370
(144,374)	65,745	Investing	(123,856)	365,962
(4,469)	1,487	Other	(28,055)	(14,282)
(1,144)	(950)	Amortization of Intangible Assets	(4,383)	(2,145)

$ (70,018)	$131,297	Consolidated	$(113,626)	$628,209

Combined Ratios
Quarter Ended December 31,			Year Ended December 31,
2008	2007		2008	2007
77%	85%	Excess and Surplus Lines	92%	82%
103%	90%	Specialty Admitted	106%	92%
85%	91%	London Insurance Market	104%	93%

85%	87%	Consolidated	99%	88%

######